Exhibit 99.1
PRESS RELEASE

Beazer Homes Reports Second Quarter Fiscal 2024 Results
ATLANTA, May 1, 2024 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the three and six months ended March 31, 2024.
"Beazer delivered another successful quarter with strong sales, solid margins and growth in both our community count and our lot position," said Allan P. Merrill, the company’s Chairman and Chief Executive Officer. "The combination of these factors and our careful management of overheads enabled us to generate nearly $59 million in adjusted EBITDA."
Commenting on current market conditions, Mr. Merrill said, "While affordability remains challenging, especially in light of the recent increase in mortgage rates, the relatively strong economy and lack of resale inventory leave us on track to achieve our full year profitability and double-digit return on equity goals for the fiscal year."
Looking further out, Mr. Merrill concluded, "We remain optimistic for the years ahead given the persistent undersupply of housing and our consistent advancement towards our multi-year goals. Further growth in community count, combined with reductions in leverage and the full implementation of our Zero Energy Ready program should position us to generate durable value for our shareholders."
Beazer Homes Fiscal Second Quarter 2024 Highlights and Comparison to Fiscal Second Quarter 2023
•Net income from continuing operations was $39.2 million, or $1.26 per diluted share, compared to net income from continuing operations of $34.7 million, or $1.13 per diluted share, in fiscal second quarter 2023
•Adjusted EBITDA was $58.8 million, down 5.4%
•Homebuilding revenue was $538.6 million, down 0.6% on a 1.8% decrease in home closings to 1,044, partially offset by a 1.2% increase in average selling price (ASP) to $515.9 thousand
•Homebuilding gross margin was 18.7%, flat compared to a year ago. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 21.7%, down 30 basis points
•SG&A as a percentage of total revenue was 11.5%, up 30 basis points
•Net new orders were 1,299, up 10.0% on a 13.8% increase in average community count to 140, partially offset by a 3.3% decrease in orders per community per month to 3.1
•Backlog dollar value was $1.08 billion, up 8.9% on a 10.1% increase in backlog units to 2,046, partially offset by a 1.1% decrease in ASP of homes in backlog to $525.5 thousand
•Land acquisition and land development spending was $197.8 million, up 75.0% from $113.0 million
•Unrestricted cash at quarter end was $132.9 million; total liquidity was $432.9 million
•Refinanced $197.9 million of its 6.750% Senior Unsecured Notes due 2025 through the issuance of $250.0 million of 7.500% Senior Unsecured Notes due 2031
•Extended the maturity of its $300.0 million Senior Unsecured Revolving Credit Facility to March 2028
•Total debt to total capitalization ratio of 46.8% at quarter end compared to 49.7% a year ago. Net debt to net capitalization ratio of 43.4% at quarter end compared to 42.7% a year ago
The following provides additional details on the Company's performance during the fiscal second quarter 2024:
Profitability. Net income from continuing operations was $39.2 million, generating diluted earnings per share of $1.26. This included an $8.6 million, or $0.28 per diluted share, one-time gain on sale of investment in a technology company specializing in digital marketing for new home communities. Second quarter adjusted EBITDA of $58.8 million, which excludes the one-time gain on sale of investment, was down $3.3 million, or 5.4%, primarily due to lower homebuilding gross profit.
Orders. Net new orders for the second quarter increased to 1,299, up 10.0% from 1,181 in the prior year quarter primarily driven by a 13.8% increase in average community count to 140 from 123 a year ago, partially offset by a

3.3% decrease in sales pace to 3.1 orders per community per month, down from 3.2 in the prior year quarter. The cancellation rate for the quarter was 12.2%, down from 18.6% in the prior year quarter.
Backlog. The dollar value of homes in backlog as of March 31, 2024 was $1.08 billion, representing 2,046 homes, compared to $987.2 million, representing 1,858 homes, at the same time last year. The ASP of homes in backlog was $525.5 thousand, down 1.1% versus the prior year quarter.
Homebuilding Revenue. Second quarter homebuilding revenue was $538.6 million, down 0.6% year-over-year. The decrease in homebuilding revenue was driven by a 1.8% decrease in home closings to 1,044 homes, partially offset by a 1.2% increase in the ASP to $515.9 thousand. The decrease in closings was primarily due to a lower volume of spec homes sold and delivered within the current quarter compared to the prior year quarter.
Homebuilding Gross Margin. Homebuilding gross margin (excluding impairments, abandonments and amortized interest) was 21.7% for the second quarter, down from 22.0% in the prior year quarter as a result of changes in product and community mix and an increase in closing cost incentives, partially offset by a decrease in build costs.
SG&A Expenses. Selling, general and administrative expenses as a percentage of total revenue was 11.5% for the quarter, up 30 basis points year-over-year primarily due to higher sales and marketing costs as the Company prepares for new community activations and future growth, as well as a slight decrease in homebuilding revenue.
Land Position. For the current fiscal quarter, land acquisition and land development spending was $197.8 million, up 75.0% year-over-year. Controlled lots increased 12.9% to 26,887, compared to 23,820 from the prior year quarter. Excluding land held for future development and land held for sale lots, active lots controlled were 26,218, up 13.5% year-over-year. As of March 31, 2024, the Company controlled 51.6% of its total active lots through option agreements compared to 54.0% as of March 31, 2023.
Liquidity. At the close of the second quarter, the Company had $432.9 million of available liquidity, including $132.9 million of unrestricted cash and $300.0 million of remaining capacity under the unsecured revolving credit facility, compared to total available liquidity of $505.8 million a year ago. In March, the Company issued $250.0 million of 7.500% Senior Unsecured Notes due 2031. The proceeds were used to redeem the remaining $197.9 million of the Company's 6.750% Senior Notes due 2025. In addition, the Company extended the maturity under its existing $300.0 million Senior Unsecured Revolving Credit Facility to March 2028.
Commitment to ESG Initiatives
During the quarter, the Company demonstrated its continued leadership and commitment to advancing ESG.
Beazer Homes received the ENERGY STAR Partner of the Year Award with Sustained Excellence for the ninth consecutive year. This award highlights the Company’s dedication to continually enhancing the energy efficiency of its homes in support of its industry-first pledge that, by the end of 2025, every new home that we start will be Zero Energy Ready, which means it will meet the requirements of the U.S. Department of Energy’s Zero Energy Ready Home program. By the end of the second quarter, the Company had Zero Energy Ready homes under construction in every division, consisting of 77% of new home starts. This represents a significant increase from the 54% achieved last quarter and the 28% from the prior year quarter.
In addition, the Company earned the 2024 Top Workplaces USA award for the second consecutive year, placing fifth among companies headquartered in Georgia on the list published by USA Today. Participating companies are measured on anonymous employee feedback comparing the survey’s research-based statements, including 15 Culture Drivers that are proven to predict high performance against industry benchmarks.
Further, the Company was recognized on Newsweek’s list of America’s Most Trustworthy Companies in America for the third year in a row. This award identified companies based on an independent survey of approximately 25,000 U.S. residents who rated companies they knew from the perspective of customers, investors and employees.
Finally, Beazer Homes announced the donation of $1.9 million to Fisher House Foundation, representing extensive fundraising efforts by Beazer Homes employees, generous contributions from its partners, and a 150% match by the Beazer Charity Foundation for all donations. For more than 25 years, the Fisher House has been providing “a home away from home” for military and veterans’ families to stay free of charge, while a loved one is receiving treatment at major military and VA medical centers.

Summary results for the three and six months ended March 31, 2024 are as follows:

Three Months Ended March 31,
2024	2023	Change*
New home orders, net of cancellations	1,299	1,181	10.0%
Cancellation rates	12.2%	18.6%	(640)	bps
Orders per community per month	3.1	3.2	(3.3)%
Average active community count	140	123	13.8%
Active community count at quarter-end	145	121	19.8%
Land acquisition and land development spending (in millions)	$197.8	$113.0	75.0%

Total home closings	1,044	1,063	(1.8)%
ASP from closings (in thousands)	$515.9	$509.9	1.2%
Homebuilding revenue (in millions)	$538.6	$542.0	(0.6)%
Homebuilding gross margin	18.7%	18.7%	0 bps
Homebuilding gross margin, excluding impairments and abandonments (I&A)	18.7%	18.8%	(10) bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	21.7%	22.0%	(30) bps

Income from continuing operations before income taxes (in millions)	$45.9	$39.8	15.4%
Expense from income taxes (in millions)	$6.7	$5.1	32.3%
Income from continuing operations, net of tax (in millions)	$39.2	$34.7	12.9%
Basic income per share from continuing operations	$1.27	$1.14	11.4%
Diluted income per share from continuing operations	$1.26	$1.13	11.5%

Net income (in millions)	$39.2	$34.7	12.9%
Adjusted EBITDA (in millions)	$58.8	$62.1	(5.4)%
LTM Adjusted EBITDA (in millions)	$259.6	$340.9	(23.9)%
Total debt to total capitalization ratio	46.8%	49.7%	(290) bps
Net debt to net capitalization ratio	43.4%	42.7%	70 bps
* Change and totals are calculated using unrounded numbers.
"LTM" indicates amounts for the trailing 12 months.

	Six Months Ended March 31,
	2024	2022		Change*
New home orders, net of cancellations	2,122	1,663		27.6%
Cancellation rates	15.0%	25.0%	(1,000)	bps
LTM orders per community per month	2.7	2.2		22.7%
Land acquisition and land development spending (in millions)	$396.5	$227.7		74.1%

Total home closings	1,787	1,896		(5.7)%
ASP from closings (in thousands)	$514.6	$520.1		(1.1)%
Homebuilding revenue (in millions)	$919.6	$986.1		(6.7)%
Homebuilding gross margin	19.2%	18.9%		30 bps
Homebuilding gross margin, excluding I&A	19.2%	19.0%		20 bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	22.2%	22.1%		10 bps

Income from continuing operations before income taxes (in millions)	$68.8	$68.4		0.7%
Expense from income taxes (in millions)	$7.9	$9.2		(14.4)%
Income from continuing operations, net of tax (in millions)	$60.9	$59.1		3.0%
Basic income per share from continuing operations	$1.98	$1.94		2.1%
Diluted income per share from continuing operations	$1.96	$1.93		1.6%

Net income (in millions)	$60.9	$59.0		3.2%
Adjusted EBITDA (in millions)	$96.8	$109.3		(11.4)%
* Change and totals are calculated using unrounded numbers.
"LTM" indicates amounts for the trailing 12 months.

	As of March 31,
	2024	2023	Change
Backlog units	2,046	1,858	10.1%
Dollar value of backlog (in millions)	$1,075.1	$987.2	8.9%
ASP in backlog (in thousands)	$525.5	$531.3	(1.1)%
Land and lots controlled	26,887	23,820	12.9%
Conference Call
The Company will hold a conference call on May 1, 2024 at 5:00 p.m. ET to discuss these results. Interested parties may listen to the conference call and view the Company's slide presentation on the "Investor Relations" page of the Company's website, www.beazer.com. In addition, the conference call will be available by telephone at 800-475-0542 (for international callers, dial 630-395-0227). To be admitted to the call, enter the pass code “8571348". A replay of the conference call will be available, until 11:59 PM ET on May 31, 2024 at 800-839-2204 (for international callers, dial 203-369-3032) with pass code “3740”.
About Beazer Homes
Headquartered in Atlanta, Beazer Homes (NYSE: BZH) is one of the country’s largest homebuilders. Every Beazer home is designed and built to provide Surprising Performance, giving you more quality and more comfort from the moment you move in – saving you money every month. With Beazer's Choice Plans™, you can personalize your primary living areas – giving you a choice of how you want to live in the home, at no additional cost. And unlike most national homebuilders, we empower our customers to shop and compare loan options. Our Mortgage Choice program gives you the resources to easily compare multiple loan offers and choose the best lender and loan offer for you, saving you thousands over the life of your loan.
We build our homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas, and Virginia. For more information, visit beazer.com, or check out Beazer on Facebook, Instagram and Twitter.
This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things:
•the cyclical nature of the homebuilding industry and deterioration in homebuilding industry conditions;
•other economic changes nationally and in local markets, including declines in employment levels, increases in the number of foreclosures and wage levels, each of which are outside our control and may impact consumer confidence and affect the affordability of, and demand for, the homes we sell;
•elevated mortgage interest rates for prolonged periods, as well as further increases and reduced availability of mortgage financing due to, among other factors, additional actions by the Federal Reserve to address sharp increases in inflation;
•financial institution disruptions, such as the bank failures that occurred in 2023;
•continued supply chain challenges negatively impacting our homebuilding production, including shortages of raw materials and other critical components such as windows, doors, and appliances;
•continued shortages of or increased costs for labor used in housing production, and the level of quality and craftsmanship provided by such labor;
•inaccurate estimates related to homes to be delivered in the future (backlog), as they are subject to various cancellation risks that cannot be fully controlled;
•factors affecting margins, such as adjustments to home pricing, increased sales incentives and mortgage rate buy down programs in order to remain competitive;
•decreased revenues;
•decreased land values underlying land option agreements;
•increased land development costs in communities under development or delays or difficulties in implementing initiatives to reduce our cycle times and production and overhead cost structures;
•not being able to pass on cost increases (including cost increases due to increasing the energy efficiency of our homes) through pricing increases;
•the availability and cost of land and the risks associated with the future value of our inventory;

•our ability to raise debt and/or equity capital, due to factors such as limitations in the capital markets (including market volatility), adverse credit market conditions and financial institution disruptions, and our ability to otherwise meet our ongoing liquidity needs (which could cause us to fail to meet the terms of our covenants and other requirements under our various debt instruments and therefore trigger an acceleration of a significant portion or all of our outstanding debt obligations), including the impact of any downgrades of our credit ratings or reduction in our liquidity levels;
•market perceptions regarding any capital raising initiatives we may undertake (including future issuances of equity or debt capital);
•changes in tax laws or otherwise regarding the deductibility of mortgage interest expenses and real estate taxes, including those resulting from regulatory guidance and interpretations issued with respect thereto, such as the IRS's recent guidance regarding heightened qualification requirements for federal credits for building energy-efficient homes;
•increased competition or delays in reacting to changing consumer preferences in home design;
•natural disasters or other related events that could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas;
•terrorist acts, protests and civil unrest, political uncertainty, acts of war or other factors over which the Company has no control, such as the conflict between Russia and Ukraine and the conflict in the Gaza strip;
•potential negative impacts of public health emergencies such as the COVID-19 pandemic;
•the potential recoverability of our deferred tax assets;
•increases in corporate tax rates;
•potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies, and possible penalties for failure to comply with such laws, regulations or governmental policies, including those related to the environment;
•the results of litigation or government proceedings and fulfillment of any related obligations;
•the impact of construction defect and home warranty claims;
•the cost and availability of insurance and surety bonds, as well as the sufficiency of these instruments to cover potential losses incurred;
•the impact of information technology failures, cybersecurity issues or data security breaches, including cybersecurity incidents impacting third-party service providers that we depend on to conduct our business;
•the impact of governmental regulations on homebuilding in key markets, such as regulations limiting the availability of water and electricity (including availability of electrical equipment such as transformers and meters); and
•the success of our ESG initiatives, including our ability to meet our goal that by the end of 2025 every home we start will be Zero Energy Ready, as well as the success of any other related partnerships or pilot programs we may enter into in order to increase the energy efficiency of our homes and prepare for a Zero Energy Ready future.
Any forward-looking statement, including any statement expressing confidence regarding future outcomes, speaks only as of the date on which such statement is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible to predict all such factors.

CONTACT: Beazer Homes USA, Inc.

David I. Goldberg
Sr. Vice President & Chief Financial Officer
770-829-3700
investor.relations@beazer.com

-Tables Follow-

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
in thousands (except per share data)	2024	2023	2024	2023
Total revenue	$541,540	$543,908	$928,358	$988,836
Home construction and land sales expenses	439,687	440,901	748,775	799,871
Inventory impairments and abandonments	—	111	—	301
Gross profit	101,853	102,896	179,583	188,664
Commissions	18,285	18,305	31,531	32,410
General and administrative expenses	44,004	42,779	85,990	83,427
Depreciation and amortization	3,573	3,020	5,806	5,533
Operating income	35,991	38,792	56,256	67,294
Loss on extinguishment of debt, net	(424)	—	(437)	(515)
Other income, net	10,343	1,007	13,000	1,583
Income from continuing operations before income taxes	45,910	39,799	68,819	68,362
Expense from income taxes	6,739	5,092	7,920	9,247
Income from continuing operations	39,171	34,707	60,899	59,115
Loss from discontinued operations, net of tax	—	—	—	(77)
Net income	$39,171	$34,707	$60,899	$59,038
Weighted-average number of shares:
Basic	30,769	30,394	30,681	30,464
Diluted	31,133	30,610	31,064	30,702
Basic income per share:
Continuing operations	$1.27	$1.14	$1.98	$1.94
Discontinued operations	—	—	—	—
Total	$1.27	$1.14	$1.98	$1.94
Diluted income per share:
Continuing operations	$1.26	$1.13	$1.96	$1.93
Discontinued operations	—	—	—	—
Total	$1.26	$1.13	$1.96	$1.93

	Three Months Ended		Six Months Ended
	March 31,		March 31,
Capitalized Interest in Inventory	2024	2023	2024	2023
Capitalized interest in inventory, beginning of period	$119,596	$113,143	$112,580	$109,088
Interest incurred	19,689	18,034	37,895	35,864
Capitalized interest amortized to home construction and land sales expenses	(16,071)	(17,291)	27,261	(31,066)
Capitalized interest in inventory, end of period	$123,214	$113,886	$123,214	$113,886

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

in thousands (except share and per share data)	March 31, 2024	September 30, 2023
ASSETS
Cash and cash equivalents	$132,867	$345,590
Restricted cash	32,527	40,699
Accounts receivable (net of allowance of $284 and $284, respectively)	54,226	45,598
Income tax receivable	246	—
Owned inventory	2,057,461	1,756,203
Deferred tax assets, net	132,521	133,949
Property and equipment, net	36,839	31,144
Operating lease right-of-use assets	15,867	17,398
Goodwill	11,376	11,376
Other assets	41,480	29,076
Total assets	$2,515,410	$2,411,033
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$168,669	$154,256
Operating lease liabilities	17,543	18,969
Other liabilities	144,310	156,961
Total debt (net of debt issuance costs of $9,314 and $5,759, respectively)	1,023,311	978,028
Total liabilities	1,353,833	1,308,214
Stockholders’ equity:
Preferred stock (par value $0.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $0.001 per share, 63,000,000 shares authorized, 31,547,284 issued and outstanding and 31,351,434 issued and outstanding, respectively)	32	31
Paid-in capital	862,636	864,778
Retained earnings	298,909	238,010
Total stockholders’ equity	1,161,577	1,102,819
Total liabilities and stockholders’ equity	$2,515,410	$2,411,033

Inventory Breakdown
Homes under construction	$851,278	$644,363
Land under development	951,221	870,740
Land held for future development	19,879	19,879
Land held for sale	18,264	18,579
Capitalized interest	123,214	112,580
Model homes	93,605	90,062
Total owned inventory	$2,057,461	$1,756,203

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS

	Three Months Ended March 31,		Six Months Ended March 31,
SELECTED OPERATING DATA	2024	2023	2024	2023
Closings:
West region	667	631	1,121	1,141
East region	215	236	351	391
Southeast region	162	196	315	364
Total closings	1,044	1,063	1,787	1,896

New orders, net of cancellations:
West region	860	631	1,393	879
East region	263	296	435	416
Southeast region	176	254	294	368
Total new orders, net	1,299	1,181	2,122	1,663

	As of March 31,
Backlog units:	2024	2023
West region	1,305	995
East region	407	435
Southeast region	334	428
Total backlog units	2,046	1,858
Aggregate dollar value of homes in backlog (in millions)	$1,075.1	$987.2
ASP in backlog (in thousands)	$525.5	$531.3

in thousands	Three Months Ended March 31,		Six Months Ended March 31,
SUPPLEMENTAL FINANCIAL DATA	2024	2023	2024	2023
Homebuilding revenue:
West region	$344,864	$328,961	$579,273	$603,283
East region	111,631	119,869	183,384	205,900
Southeast region	82,141	93,177	156,898	176,908
Total homebuilding revenue	$538,636	$542,007	$919,555	$986,091

Revenue:
Homebuilding	$538,636	$542,007	$919,555	$986,091
Land sales and other	2,904	1,901	8,803	2,745
Total revenue	$541,540	$543,908	$928,358	$988,836

Gross profit:
Homebuilding	$100,774	$101,588	$176,717	$186,702
Land sales and other	1,079	1,308	2,866	1,962
Total gross profit	$101,853	$102,896	$179,583	$188,664

Reconciliation of homebuilding gross profit and the related gross margin excluding impairments and abandonments and interest amortized to cost of sales (each a non-GAAP financial measure) to their most directly comparable GAAP measures is provided for each period discussed below. Management believes that this information assists investors in comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective level of impairments and level of debt. These non-GAAP financial measures may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

	Three Months Ended March 31,				Six Months Ended March 31,
in thousands	2024		2023		2024		2023
Homebuilding gross profit/margin	$100,774	18.7%	$101,588	18.7%	$176,717	19.2%	$186,702	18.9%
Inventory impairments and abandonments (I&A)	—		111		—		301
Homebuilding gross profit/margin excluding I&A	100,774	18.7%	101,699	18.8%	176,717	19.2%	187,003	19.0%
Interest amortized to cost of sales	16,071		17,291		27,261		31,066
Homebuilding gross profit/margin excluding I&A and interest amortized to cost of sales	$116,845	21.7%	$118,990	22.0%	$203,978	22.2%	$218,069	22.1%

Reconciliation of Adjusted EBITDA (a non-GAAP financial measure) to total company net income, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing core operating results and underlying business trends by eliminating many of the differences in companies' respective capitalization, tax position, level of impairments, and other non-recurring items. This non-GAAP financial measure may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

	Three Months Ended March 31,		Six Months Ended March 31,		LTM Ended March 31,(a)
in thousands	2024	2023	2024	2023	2024	2023
Net income	$39,171	$34,707	$60,899	$59,038	$160,472	$200,185
Expense from income taxes	6,739	5,092	7,920	9,225	22,631	45,961
Interest amortized to home construction and land sales expenses and capitalized interest impaired	16,071	17,291	27,261	31,066	64,684	72,261
EBIT	61,981	57,090	96,080	99,329	247,787	318,407
Depreciation and amortization	3,573	3,020	5,806	5,533	12,471	12,981
EBITDA	65,554	60,110	101,886	104,862	260,258	331,388
Stock-based compensation expense	1,389	1,678	3,062	3,258	7,079	7,204
Loss on extinguishment of debt	424	—	437	515	468	42
Inventory impairments and abandonments(b)	—	111	—	301	340	1,890
Gain on sale of investment(c)	(8,591)	—	(8,591)	—	(8,591)	—
Severance expenses	—	224	—	335	—	335
Adjusted EBITDA	$58,776	$62,123	$96,794	$109,271	$259,554	$340,859
(a) "LTM" indicates amounts for the trailing 12 months.
(b) In periods during which we impaired certain of our inventory assets, capitalized interest that is impaired is included in the line above titled "Interest amortized to home construction and land sales expenses and capitalized interest impaired."
(c) We previously held a minority interest in a technology company specializing in digital marketing for new home communities, which was sold during the quarter ended March 31, 2024. In exchange for the previously held investment, we received cash in escrow along with a minority partnership interest in the acquiring company, which was recorded within other assets in our condensed consolidated balance sheets. The resulting gain of $8.6 million from this transaction was recognized in other income, net on our condensed consolidated statement of operations. The Company believes excluding this one-time gain from Adjusted EBITDA provides a better reflection of the Company's performance as this item is not representative of our core operations.

Reconciliation of net debt to net capitalization ratio (a non-GAAP financial measure) to total debt to total capitalization ratio, the most directly comparable GAAP measure, is provided for each period below. Management believes that net debt to net capitalization ratio is useful in understanding the leverage employed in our operations and as an indicator of our ability to obtain financing. This non-GAAP financial measure may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

in thousands	As of March 31, 2024	As of March 31, 2023
Total debt	$1,023,311	$985,220
Stockholders' equity	1,161,577	998,985
Total capitalization	$2,184,888	$1,984,205
Total debt to total capitalization ratio	46.8%	49.7%

Total debt	$1,023,311	$985,220
Less: cash and cash equivalents	132,867	240,829
Net debt	890,444	744,391
Stockholders' equity	1,161,577	998,985
Net capitalization	$2,052,021	$1,743,376
Net debt to net capitalization ratio	43.4%	42.7%